NEWS RELEASE		800 Gessner • Suite 500 • Houston, TX 77024
AT GROUP 1:	President and CEO	Earl J. Hesterberg	(713) 647-5700
	Senior Vice President and CFO	John C. Rickel	(713) 647-5700
	Manager, Investor Relations	Kim Paper Canning	(713) 647-5700
AT Fleishman-Hillard:	Investors	John Roper	(713) 513-9505
AT Pierpont Communications:	Media	Clint L. Woods	(713) 627-2223

FOR IMMEDIATE RELEASE
WEDNESDAY, JAN. 14, 2009

GROUP 1 AUTOMOTIVE ANNOUNCES ADDITIONAL COST REDUCTIONS

Annualized Savings Expanded To $100 Million; Earnings Release Date Announced

HOUSTON, Jan. 14, 2009 — Group 1 Automotive, Inc. (NYSE: GPI), a Fortune 500 automotive retailer, today reported that in response to the increasingly challenging automotive retailing environment, the company is implementing additional significant cost reduction actions including a reduction in pay for its top executives and board of directors.

Group 1 announced today that its executive team, regional vice presidents and board of directors have voluntarily agreed to take a 10 percent reduction in pay until economic conditions improve. In addition, a 5 percent compensation reduction will be implemented for all other corporate staff. These moves are part of a broader cost reduction initiative that Group 1 is implementing in response to the present economic environment.

“Ongoing economic uncertainty combined with an overall decline in industry sales of nearly 35 percent in the fourth quarter of 2008 requires that we take these difficult but necessary steps to closely manage Group 1’s expenses in the coming year,” said Earl J. Hesterberg, Group 1’s president and chief executive officer. “We will continue to work with our field staff and manufacturer partners to streamline our operating costs while rightsizing our operations to align with the current industry sales level.”

In total, Group 1 is targeting $100 million of selling, general and administrative (SG&A) cost reductions in 2009 as compared with the prior year. This represents a significant acceleration in cost cuts from a $35 million target that was previously announced in October. Most of those actions have been implemented with the additional savings resulting from a combination of personnel reductions, lower compensation expense and a reduction in advertising expense. Group 1 anticipates having the additional cuts in place by March 31. In addition to the $100 million SG&A expense reduction, a decrease in interest expense also is planned, as further new vehicle order reductions will be made to bring inventory levels in line with recent, significant industry sales declines. More details on these reductions will be provided as part of Group 1’s 2008 fourth-quarter earnings release on Feb. 19.

Fourth-Quarter Earnings Conference Call
Group 1 will release on Thursday, Feb. 19, before markets open, financial results for the fourth quarter ended Dec. 31. Earl J. Hesterberg, Group 1’s president and chief executive officer, and the company’s senior management team will host a conference call to discuss the results later that morning at 10 a.m. EST.

The conference call will be simulcast live on the Internet at www.group1auto.com through the Investor Relations section. A replay will be available for 30 days.

The conference call will also be available live by dialing in 10 minutes prior to the start of the call at:

Domestic: 877-741-4253
International: 719-325-4774
Confirmation code: 3404008

A telephonic replay will be available following the call through March 5 by dialing:

Domestic: 888-203-1112
International: 719-457-0820
Confirmation code: 3404008

About Group 1 Automotive Inc.
Group 1 owns and operates 100 automotive dealerships, 133 franchises, and 25 collision service centers in the United States and the United Kingdom that offer 31 brands of automobiles. Through its dealerships, the company sells new and used cars and light trucks; arranges related financing, vehicle service and insurance contracts; provides maintenance and repair services; and sells replacement parts.

Group 1 Automotive can be reached on the Internet at www.group1auto.com.

This press release contains “forward-looking statements,” which are statements related to future, not past, events. In this context, the forward-looking statements often include statements regarding our goals, plans, projections and guidance regarding our financial position, results of operations, market position, pending and potential future acquisitions and business strategy, and often contain words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks” or “will.” Any such forward-looking statements are not assurances of future performance and involve risks and uncertainties that may cause results to differ materially from those set forth in the statements. These risks and uncertainties include, among other things, (a) general economic and business conditions, (b) the level of manufacturer incentives, (c) the future regulatory environment, (d) our ability to obtain an inventory of desirable new and used vehicles, (e) our relationship with our automobile manufacturers and the willingness of manufacturers to approve future acquisitions, (f) our cost of financing and the availability of credit for consumers, (g) our ability to complete acquisitions and dispositions and the risks associated therewith, (h) foreign exchange controls and currency fluctuations, and (i) our ability to retain key personnel. These factors, as well as additional factors that could affect our forward-looking statements, are described in our Form 10-K under the headings “Business—Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” We urge you to carefully consider this information. We undertake no duty to update our forward-looking statements, including our earnings outlook.